EX-99.1

Biocept Reports Fourth Quarter 2014 Financial Results

SAN DIEGO, March 9, 2015 -- Biocept, Inc. (Nasdaq:BIOC), a molecular oncology diagnostics company specializing in biomarker analysis of circulating tumor DNA (ctDNA) and circulating tumor cells (CTCs), today announced its financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Recent Highlights

•	Strengthened the Company’s product line of non-small cell lung cancer (NSCLC) diagnostics through multiple product launches, including:
o	The launch of SelectorTM, Biocept’s novel blood-based diagnostic platform for detecting cancer mutations for non-small cell lung cancer patients
o	Addition of a test for ROS1 in CTCs to help physicians identify patients who may respond to commercially-available NSCLC treatments
o	Collaboration with Insight Genetics to develop an enhanced diagnostic for the expression and mutations of ALK, a major therapeutic target in the treatment of NSCLC
•

Signed a payor agreement with America's Choice Provider Network (ACPN), a Preferred Provider Organization (PPO), to provide ACPN’s approximately 19 million participants access to Biocept’s products using a blood sample (liquid biopsy)

•	Enhanced our medical expertise with the appointment of Veena Singh, MD, FCAP, FACMG as Senior Medical Director
•	Expanded worldwide protection of our microfluidic channel with a granted patent in South Korea
•

Completed a follow-on offering of $10 million in gross proceeds to support the expansion of its growth strategy and bring new assays to market   Since the closing of the follow-on offering, approximately $7 million has been received from the exercise of warrants included in the transaction.

•

Announced data from Dana Farber Cancer Institute where Biocept’s liquid biopsy was used to identify a subset of patients who were Her2 positive utilizing a blood sample despite a previous Her2 negative tissue biopsy

•

Announced results of a study at Columbia University demonstrating a high concordance of Biocept’s blood-based product to tissue biopsy results in patients with primary and metastatic breast cancer when testing for Hormone Receptors in order to qualify patients for personalized therapies

•	Expanded our molecular diagnostic development expertise with the appointment of Jason Poole, Ph.D. as Senior Director, Molecular Assay Development

Michael W. Nall, President and CEO of Biocept, said, “Over the past year, we have aggressively expanded our business as we work to validate additional applications of our technology platform and enhance our revenue stream. Importantly, we recently launched our Selector platform providing ctDNA analysis using a blood sample for non-small lung cancer patients which significantly enhances our existing test menu. This offering, along with our CTC tests for ALK and Ros1, addresses an unmet medical need for cancer patients who physicians may not be able to test for molecular biomarkers because there is not sufficient tissue available from the original tissue biopsy, or patients who are too sick to undergo a surgical procedure.  In addition, a blood test can be used for monitoring for molecular changes in order to track both response and resistance to therapy.”

Mr. Nall concluded, “In recent months, we have also made significant progress to support our long-term growth initiatives. Through an agreement with America’s Choice Provider Network, our product line of blood-based tests is now being offered to its participant base of 19 million Americans; a notable expansion for our potential customer base. We also hired Dr. Veena Singh, who has very significant experience and knowledge in the diagnostic laboratory industry and has already proven to be a great asset to the Company.”

Fourth Quarter Financial Results

The Company accessioned 292 commercial cases during the three months ended December 31, 2014 as compared to six commercial cases for the same period in 2013, an increase of 286 cases, or 4,767%. The Company accessioned

402 commercial cases during the year ended December 31, 2014 as compared to 48 cases for the same period in 2013, an increase of 354 cases, or 738%. Revenues from commercial cases are recognized as payment is collected. The expected collection period for the commercial cases accessioned during the three months ended December 31, 2014 extends beyond the end of the reporting period.

Revenues were approximately $76,000 for the fourth quarter of 2014, compared with approximately $19,000 for the same period in 2013, an increase of 300%. The increase was primarily related to higher commercial test volume, partially offset by lower Dana Farber Cancer Institute sample volume as the trial’s enrollment approached completion. The average price collected per commercial test was $1,023 for the three months ended December 31, 2014. The average price per development services test was $400 for the three months ended December 31, 2013 compared to $300 for the three months ended December 31, 2014.

The average price collected per commercial test increased from $636 for the year ended December 31, 2013 to an average of $1,050 for the year ended December 31, 2014. The average price per development services test was $400 for the year ended December 31, 2013 and $391 for the year ended December 31, 2014.

Cost of revenues was approximately $615,000 for the fourth quarter of 2014, compared with approximately $570,000 for the same period in 2013. The increase was primarily attributable to the greater proportion of lab activity associated with revenue generating tests and the lower proportion relating to validation of new assays, which is charged to research and development expense.

Research and development expenses were approximately $1.1 million for the fourth quarter of 2014, compared with approximately $0.7 million for the same period in 2013. The increase was primarily attributable to increased validation activities as we bring new tests and biomarkers to market.

General and administrative expenses were approximately $1.2 million for the fourth quarter of 2014, compared with approximately $0.8 million for the same period in 2013. The increase was primarily due to greater personnel, legal, accounting, and consulting expenses related to becoming a publicly traded company in February 2014, as well as legal fees associated with protection of the Company’s intellectual property.

Sales and marketing expenses were approximately $890,000 for the fourth quarter of 2014, compared with approximately $19,000 for the same period in 2013, owing primarily to the 11 person sales and marketing team hired during 2014 to commercialize the Company’s products.

Net loss for the fourth quarter of 2014 was approximately $3.9 million, or $0.87 per share based on weighted average shares outstanding of approximately 4,450,000. This is compared to a net loss of approximately $2.5 million for the fourth quarter of 2013. The increase in net loss was primarily due to the deployment of the Company’s sales and marketing function, additional expenses associated with becoming a publicly traded company in February 2014, as well as increased research and development costs to bring new tests and biomarkers to market.

As of December 31, 2014, the Company had cash and cash equivalents of approximately $5.4 million.

Conference Call and Webcast

Biocept will hold a conference call on Monday, March 9, 2015, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 877-407-4018 for domestic callers and 201-689-8471 for international callers. The conference ID number for both is 13602297. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.biocept.com.

After the live webcast, the event will remain archived on Biocept's website for one year. In addition, a telephonic replay of the call will be available until March 16, 2015. The replay dial-in numbers are 877-870-5176 for domestic callers and 858-384-5517 for international callers. Please use event passcode 13602297.

About Biocept, Inc.

Biocept, Inc., headquartered in San Diego, California, is a commercial-stage oncology diagnostics company focused on providing information on patients' tumors to physicians using its proprietary technology platform to help improve individual patient treatment. Biocept has developed proprietary technology platforms for capture and analysis of circulating tumor DNA, both in circulating tumor cells (CTCs) and in plasma (cell free tumor DNA or ctDNA). A standard blood sample is utilized to provide physicians with important prognostic and predictive information to enhance individual treatment of their patients with cancer. Biocept currently offers its OncoCEE-BRTM test for breast cancer and OncoCEE-LUTM for non-small cell lung cancer and OncoCEE- GATM for Gastric Cancer and plans to introduce additional CLIA validated tests for breast, lung, colorectal, melanoma, prostate and other solid tumors based on its proprietary technology platforms in the future.

Forward-Looking Statements Disclaimer Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this release are not strictly historical, including without limitation statements as to effects on current diagnostic approaches and new product introductions, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings, including without limitation our need to grow our business and our operations, our need for capital, and the effects of reimbursement limitations and other health care statutory and regulatory initiatives. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this release. Readers are advised to review our filings with the SEC, which can be accessed over the Internet at the SEC's website located at www.sec.gov.

CONTACT:

Investor Contact:

The Ruth Group

David Burke/Lee Roth

(646) 536-7009 / (646) 536-7012

dburke@theruthgroup.com/lroth@theruthgroup.com

Media Contact:

The Ruth Group

Calvin Allen

(646) 536-7002

callen@theruthgroup.com

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2013	2014
		(unaudited)
ASSETS
Cash and cash equivalents	$69,178	$5,364,582
Accounts receivable	9,200	10,600
Inventories, net	92,823	188,728
Prepaid expenses and other current assets	799,131	338,721
TOTAL CURRENT ASSETS	970,332	5,902,631
FIXED ASSETS, NET	358,887	662,422
OTHER NON-CURRENT ASSETS, NET	500	23,194
TOTAL ASSETS	$1,329,719	$6,588,247
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES	$13,323,732	$1,430,783
NON-CURRENT LIABILITIES, NET	462,001	5,378,033
TOTAL LIABILITIES	13,785,733	6,808,816
SHAREHOLDERS’ DEFICIT	(12,456,014)	(220,569)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,329,719	$6,588,247

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended December 31,		For the year ended December 31,
	2013	2014	2013	2014
	(unaudited)	(unaudited)		(unaudited)
REVENUES	$18,800	$75,621	$134,245	$133,415
COST OF REVENUES	570,332	614,688	2,329,900	2,170,548
GROSS LOSS	(551,532)	(539,067)	(2,195,655)	(2,037,133)
OPERATING EXPENSES
Research and development	710,845	1,070,278	3,086,737	4,497,790
General and administrative	776,944	1,231,418	2,513,136	5,201,997
Sales and marketing	19,225	890,496	148,903	2,137,004
Total operating expenses	1,507,014	3,192,192	5,748,776	11,836,791
LOSS FROM OPERATIONS	(2,058,546)	(3,731,259)	(7,944,431)	(13,873,924)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(413,463)	(149,576)	(1,287,952)	(1,990,616)
LOSS BEFORE INCOME TAXES	(2,472,009)	(3,880,835)	(9,232,383)	(15,864,540)
INCOME TAXES	—	(706)	(800)	(1,506)
NET LOSS & COMPREHENSIVE LOSS	$(2,472,009)	$(3,881,541)	$(9,233,183)	$(15,866,046)
NET LOSS PER SHARE
- Basic	$(13.57)	$(0.87)	$(50.80)	$(3.97)
- Diluted	$(13.57)	$(0.87)	$(50.80)	$(3.97)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	182,203	4,449,603	181,762	3,997,797
- Diluted	182,203	4,449,603	181,762	3,997,797